EXHIBIT 5.1

December 26, 2019

CEL-SCI Corporation
8229 Boone Boulevard, Suite 802
Vienna, Virginia 22182

This letter will constitute our opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation (“CEL-SCI”), of up to 697,354 shares of common stock, all as referred to in the Registration Statement on Form S-3 (File No. 333-226558) (the "Registration Statement") filed with the Securities and Exchange Commission, declared effective by the Securities and Exchange Commission (the “Commission”) on August 24, 2018, the prospectus included therein (the “Prospectus”) and the prospectus supplement, dated December 23, 2019 (the “Prospectus Supplement”). The Prospectus Supplement pertains to an underwriting offering pursuant to the Underwriting Agreement dated December 23, 2019 between the Company and Aegis Capital Corp.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI, the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the shares of common stock mentioned above have been duly authorized, and, when sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement, will be legally and validly issued, fully paid and non-assessable shares of CEL-SCI’s common stock.

Very truly yours, HART & HART, LLC /s/ William T. Hart William T. Hart